Yearly Certificateholders' Statement (K)

                 CAPITOL REVOLVING HOME EQUITY LOAN TRUST 1997-1

     Under subsection 5.3 of the Pooling and Servicing Agreement dated as of November 1, 1997 by and between Chevy Chase Bank, F.S.B., a federally chartered savings bank, as Transferor and Servicer, and US Bank National Assoc., as Trustee and Custodial Agent (hereinafter as such agreement may have been, or may from time to time be, amended, supplemented or otherwise modified, the Pooling and Servicing Agreement"), Chevy Chase Bank, F.S.B., as the Servicer, is required to prepare certain information each month regarding current distributions on the Certificates and the performance of the Capitol Revolving Home Equity Loan Trust 1997-1 (the "Trust") during the related Collection Period. The information that is required to be prepared with respect to the distribution to Holders (the "Certificateholders") of the Certificates for the calendar year ended December 31, 1997 is set forth below. Certain of the information is presented on the basis of an original principal amount of $1,000 per Certificate, as the case may be. Capitalized terms used and not otherwise defined herein have the meanings assigned them in the Pooling and Servicing Agreement.

A. Information Regarding the Current Year Distribution to Certificateholders (Per $1,000 Original Principal Amount of a Certificate).

     1.   The Investor Certificate distribution amount...........$58.70

     2.   The amount of Investor Certificate Interest  included in
          such distribution, the related Investor Certificate
          Rate and the portion
          thereof attributable to collections in
          respect of the Mortgage Loans..........................$14.2441
          .......................................................$14.2441


     3.   The amount, if any, of any Unpaid Investor
          Certificate Interest Shortfall included in
          such distribution (and the amount of interest
          thereon)...............................................$0.00
          .......................................................$0.00

     4.   The amount, if any, of the remaining Unpaid
          Investor Certificate Interest Shortfall
          giving effect to such distribution.....................$0.00

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     5.   The amount, if any, of principal included in
          such distribution, separately stating the
          components thereof (including the portion
          thereof attributable to collections in respect of
          the Mortgage Loans)....................................$44.45

     6.   The amount, if any, of the reimbursement of
          previous Investor Loss Reduction Amount
          included such distribution.............................$0.00

     7.   The Accelerated Principal Distribution
          Amount, if any.........................................$0.00

     8.   The amount, if any, of the aggregate
          unreimbursed Investor Loss Reduction
          Amounts after giving effect to such distribution.......$0.00

     9.   The Certificate Insurance Draw Amount, if any..........$0.00


     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be duly executed this 20th day of March, 1998

                                             CHEVY CHASE BANK, F.S.B.
                                             as Servicer



                                             By:   Carol Thomas
                                                _____________________________
                                                   Carol Thomas
                                                   Vice President